Exhibit 10.2

Execution Copy

October 23, 2019

Jonathan W. Ayers

Re: Senior Advisory Agreement

Dear Jon:

This letter agreement (this “Senior Advisory Agreement”), confirms the mutual agreement between you and IDEXX Laboratories, Inc. (the “Company,” and together with its subsidiaries and affiliates, “IDEXX”) for you to serve as senior advisor to the Company (“Senior Advisor”) and provide certain advisory services to IDEXX. By signing below you agree to the terms and conditions set forth in this Advisory Agreement, and agree and acknowledge the following:

1.          Engagement. Subject to and upon the terms and conditions of this Advisory Agreement, the Company hereby engages you as Senior Advisor to provide Advisory Services (as defined below) to IDEXX during the Advisory Term (as defined below), and you agree to render Advisory Services to IDEXX during the Advisory Term. It is agreed by the parties hereto that during the Advisory Term you will at all times be considered an independent contractor and not an employee of IDEXX.

2.          Advisory Services. During the Advisory Term, you shall provide advice and services relating to such issues and projects as shall be identified from time to time and mutually agreed by you and the President and Chief Executive Officer of the Company (the “CEO”) (collectively, the “Advisory Services”). You agree and acknowledge that you shall not have any authority, power or right to (i) execute or deliver any contract, agreement or instrument on behalf of IDEXX (ii) take any action on behalf of or bind IDEXX, or (iii) hold yourself out to have such authority, power or right.

3.          Compensation.

     a)          As compensation for providing the Advisory Services, you shall receive from the Company advisory fees (“Advisory Fees”) at a rate of $240,000 per annum, payable in installments of $60,000 on each February 1, May 1, August 1 and November 1 (each a “Payment Date”) during the Advisory Term; provided that (i) in the event that any Payment Date falls other than on a business day, the installment otherwise payable on such Payment Date shall instead be paid to you on the first business day occurring after such Payment Date; and (ii) in the event that the Advisory Term ends between Payment Dates, the final payment hereunder shall be paid to you as soon as practicable following the end of the Advisory Term and be in an amount equal to $60,000 multiplied by a fraction the numerator of which shall be the number of calendar days from and including the prior Payment Date through the last day of the Advisory Term and the denominator of which will be the number of calendar days from and including the prior Payment Date through the day prior to the next Payment Date.

     b)           You acknowledge and agree that, from and after the commencement of the Advisory Term, you will not be an “employee” (or person of similar status) of IDEXX for purposes of the Internal Revenue Code of 1986, as amended from time to time and the related rules, regulations and Treasury pronouncements (the “Code”) or for purposes of participation in any and all employee benefit plans of IDEXX. Accordingly, all Advisory Fees or other payments paid or made to you under this Advisory Agreement or otherwise shall be paid or made without withholding or deduction of any kind, and you shall assume sole responsibility for discharging all tax and other obligations associated therewith. You further acknowledge and agree that you have no right to participate, and shall not participate, in any employee benefit plans, programs or policies of IDEXX, except as provided under the Mutual Separation Agreement, dated as of the date hereof, between you and the Company (the “Mutual Separation Agreement”) with respect to benefits accrued, vested or earned prior to the beginning of the Advisory Term.

4.          Advisory Term. The term of this Senior Advisory Agreement (the “Advisory Term”) shall commence as of November 2, 2019 and shall continue in effect until terminated by either you or the Company by providing to the other ninety (90) days’ written notice of termination of the Advisory Term; provided that the Company may elect to provide you with less than ninety (90) days’ written notice of termination of the Advisory Term, in which case, solely for purposes of determining the end of the Advisory Term and applicable Advisory Fee due pursuant to Section 3(a), the Advisory Term shall be deemed to end ninety (90) days after the date you are provided with such written notice of termination by the Company.

5.          Section 409A. It is the intent that any compensation, benefits and other amounts payable or provided under this Senior Advisory Agreement be paid or provided in a manner that is either exempt from, or in compliance with, Section 409A of the Code (“Section 409A”). Any ambiguity in this Senior Advisory Agreement shall be interpreted consistent with the foregoing. In that connection, it is the intention of the Company and you that the time spent by you providing the Advisory Services will constitute no more than 20% of the average time you spent providing services to the Company as an employee of the Company during the 36 months immediately prior to the commencement of the Advisory Term, calculated in accordance with Section 409A. Each payment payable hereunder shall be a separate payment in a series of separate payments for purposes of Section 409A. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees, or agents be liable for any additional tax, interest or penalties that may be imposed on you by Section 409A or damages for failing to comply with or be exempt from Section 409A and no such person makes any guarantee that this Senior Advisory Agreement and the provisions hereof are exempt from or comply with Section 409A.

6.          Indemnification. The Company shall indemnify you and hold you harmless from and against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by you in connection with any action, suit or proceeding threatened or brought by any third-party by reason of your performance of Advisory Services hereunder, except to the extent it is finally determined by a court of competent jurisdiction or the final disposition of any other proceeding that you engaged in gross negligence or willful misconduct.

2

7.          Compliance with IDEXX Policies; Restrictive Covenants. You confirm and agree that, during the Advisory Term, you shall be subject to, and shall comply with, the Company’s Code of Ethics and all Company policies and procedures relevant to the Advisory Services you are providing. In addition, you confirm and agree that you are bound by the Ancillary Agreements (as defined in the Mutual Separation Agreement) for the duration of the Advisory Term and for such period thereafter as set forth in the Ancillary Agreements, and that the provisions related to the compliance and enforcement of the Ancillary Agreements set forth in the Mutual Separation Agreement shall continue to apply and shall be deemed to be incorporated herein by reference.

8.          Return of IDEXX Property. You agree that, promptly after the end of the Advisory Term, you will return to the Company all IDEXX property in your possession In that connection, you agree to return to the Company promptly after the end of the Advisory Term all equipment, books, desktops, laptops, notebooks, documents, reports, files, memoranda, records, computer hardware or software and program design samples, mockups, correspondence, work papers, financial data, business plans, business records, mailing lists, customer or contact lists, calendars, card files, cardkey passes, door, file and computer keys, computer access codes or disks, manuals, PDAs or other devices, and any other IDEXX property which you received, compiled or made during, or prior to, the Advisory Term, except as otherwise expressly agreed in the Mutual Separation Agreement. In furtherance of the foregoing, you agree that with respect to IDEXX documents and records, you shall not keep or retain any copies, either in hard copy or electronically stored, on any topic following the Advisory Term.

9.          Governing Laws and Enforcement. This Senior Advisory Agreement shall be governed by and construed in accordance with the laws of the State of Maine. You agree and consent to submit to personal jurisdiction in the State of Maine in any state or federal court of competent subject matter jurisdiction situated in Cumberland County, Maine. In addition, you waive any right to challenge in another court any judgment entered by such Cumberland County court or to assert that any action instituted by the Company in any such court is in the improper venue or should be transferred to a more convenient forum. In addition, you and the Company also waive any right you or it may otherwise have to a trial by jury in any action to enforce the terms of this Senior Advisory Agreement.

10.          Complete Agreement. This Senior Advisory Agreement, and the Mutual Separation Agreement, including the Ancillary Agreements and the Release attached thereto, constitute the complete understanding between you and IDEXX with respect to your separation from employment from IDEXX and your serving as Senior Advisor; and this Senior Advisory Agreement and the Mutual Separation Agreement, including the Ancillary Agreements (as defined in the Mutual Separation Agreement) and the Release attached thereto, supersede all prior representations, agreements, and understandings, both written and oral, between you and IDEXX with respect to the subject matters hereof, including but not limited to that certain Employment Agreement, dated January 22, 2002, between you and the Company and that certain Amended and Restated Executive Employment Agreement dated February 13, 2011 by and between you and the Company. You confirm and agree that nothing contained in this Senior Advisory Agreement is intended to supersede any provisions of the Mutual Separation Agreement, including the Ancillary Agreements and Release. You acknowledge that you have not relied upon any representations, promises, or agreements of any kind except those set forth herein in signing this Senior Advisory Agreement.

3

11.          No Assignment. Neither you nor the Company will assign, transfer, or subcontract this Senior Advisory Agreement or any of your or the Company’s respective obligations hereunder without the prior written consent of the other.

12.          Miscellaneous.

a)	All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by e-mail, read receipt requested, addressed as follows:

If to the Executive: at the address and e-mail address on file in the Company’s records

If to the Company:

IDEXX Laboratories, Inc.

One IDEXX Drive

Westbrook, ME 04092

Attention: General Counsel

E-mail: Sharon-Underberg@idexx.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

b)	No delay or omission by the Company in exercising any right under this Senior Advisory Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

c)	The captions of the sections of this Senior Advisory Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Senior Advisory Agreement.

d)	In case any provision of this Senior Advisory Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

e)	Nothing in this Senior Advisory Agreement precludes you from providing truthful testimony when lawfully subpoenaed or otherwise required to do so by law.

f)	This Senior Advisory Agreement may not be altered, amended or modified except in writing signed by both the Company and you.

4

g)           If any provision of this Senior Advisory Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Senior Advisory Agreement, as the case may require, and this Senior Advisory Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Senior Advisory Agreement modify this Senior Advisory Agreement so that, once modified, this Senior Advisory Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

13.          Counterparts. This Senior Advisory Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered in .pdf format shall be deemed effective for all purposes

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

5

Please sign and return a counterpart of this Senior Advisory Agreement to indicate your agreement with the terms and conditions contained herein.

Very truly yours,

IDEXX LABORATORIES, INC.

By:	/s/ Giovani Twigge
Name:	Giovani Twigge
Title:	Corporate Vice President and Chief Human Resources Officer

ACCEPTED AND AGREED AS OF THE DATE FIRST SET FORTH ABOVE:

/s/ Jonathan W. Ayers
Jonathan W. Ayers

[Signature Page - Ayers Advisory Agreement]